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                                                                 Exhibit 23.2


                     CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Anika Therapeutics, Inc.:

We consent to incorporation by reference in the registration statement
(No. 33-66831) on Form S-8 of Anika Therapeutics, Inc. of our report dated February 18, 1998, relating to the balance sheet of Anika Therapeutics, Inc. as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997, the four-month transitional period ended December 31, 1996 and the fiscal year ended August 31, 1996, which report appears in the December 31, 1998 annual report on Form 10-K of Anika Therapeutics, Inc.



                                               KPMG Peat Marwick LLP



Boston, Massachusetts
March 31, 1999